Exhibit 99.1

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1                                                        [LOGO]
                                                                     SMARTIRE(R)
T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR


NEWS RELEASE - August 9, 2005
Contact:
Hawk Associates at (305) 451-1888
Email: info@hawkassociates.com


                  SmarTire Announces New VP Sales and Marketing

Richmond, British Columbia, Canada, August 9, 2005 -- SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today that it has recruited David Warkentin as its new Vice President of Sales and Marketing.

Warkentin brings over 25 years of sales, sales management and marketing experience in emerging technology sectors to the company. Since 1985, he has held positions with companies such as Glenayre Technologies and John Fluke Manufacturing, which were active in various technology markets including wireless telecommunications and electronic security. Warkentin has also owned and managed companies in the dealer and distribution channels in the wireless telecommunications sector.

Warkentin was responsible for sales at Silent Witness during its growth from $25 million to $58 million culminating in the acquisition of the company by Honeywell Video Systems. Most recently, he was Vice President of Sales and Marketing for Intrinsyc Software International.

Al Kozak, CEO of SmarTire, said, "David Warkentin brings extensive experience in wireless technology growth markets, and his entrepreneurial outlook is consistent with the vision for SmarTire. He will be a perfect fit as Vice President of Sales and Marketing for our company."

About SmarTire Systems Inc.

SmarTire develops and markets proprietary advanced tire pressure monitoring and technology systems for the global automotive and transportation industries. The U.S. government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. The company's vision is to become the preeminent provider of wireless sensing and control systems for vehicles worldwide. Incorporated in 1987, SmarTire has offices in North America and Europe.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found at http://www.hawkassociates.com/smartire/profile.htm.

Additional information about SmarTire Systems can be found at http://www.smartire.com. An online investor relations kit containing SmarTire press releases, SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.hawkmicrocaps.com. Investors may contact Frank Hawkins or Julie Marshall of Hawk Associates at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third-party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements. The company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.